Exhibit 23.4
CONSENT OF DEGOLYER AND MACNAUGHTON
     We hereby consent to incorporation by reference in this Post-Effective Amendment No. 2 to Form S-3 (Registration Statement) of Range Resources Corporation and in the related Prospectus (collectively, the “Registration Statement”) of the Range Resources Annual Report on Form 10-K for the year ended December 31, 2005, which uses the name DeGolyer and MacNaughton and refers to DeGolyer and MacNaughton and incorporates information contained in our “Appraisal Report as of December 31, 2005, of Certain Interests owned by Range Resources Corporation,” provided, however, that we are necessarily unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants. We further consent to the use of our name in the “Reserve Engineers” section of the Registration Statement.

Dallas, Texas August 7, 2006	DeGolyer and MacNaughton